Exhibit 16.1

August 30, 2012

Office of the Chief Accountant
Securities and Exchange Commission 100 F Street, NE
Washington, DC 20549

Re:	Respect Your Universe, Inc.
File Reference No. 333-166171

We were previously the independent registered public accounting firm for Respect You Universe, Inc.  On August 30, 2012, the Company dismissed us as its independent registered public accounting firm.  We have read Respect Your Universe, Inc.’s statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

Berman & Company, P.A.